EXHIBIT 10.17

CHANGE IN TERMS AGREEMENT

Revolving Term Loan Increase

This Change in Terms Agreement is entered into as of December 21, 2006, between Deere Credit, Inc., a Delaware corporation (“Deere”) and FCStone Group, Inc., West Des Moines, Iowa 50266, an Iowa corporation (the “Borrower”).

WHEREAS, Deere has provided a Revolving Term Loan facility represented by a Revolving Term Loan Note in the amount of $13,250,000, dated May 19, 2006, as previously amended, and governed by a Master Loan Agreement, dated November 3, 2003, as may be modified from time to time, and

WHEREAS, the Borrower has requested an increase of $2,000,000 in the amount of the existing Revolving Term Loan facility and Deere has approved the requested increase.

THEREFORE, the amount of the Revolving Term Loan facility will be increased by an amount of $2,000,000 making a total consolidated revolving term loan and commitment of $15,250,000 and the Note shall be amended to reflect the terms and conditions agreed upon between Deere and Borrower:

1.	The amount of the Note shall be increased from $13,250,000 to $15,250,000.

Except as expressly changed by this Agreement, the terms of the original obligation or obligations, including all agreements evidenced or securing the obligation(s), remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Change in Terms Agreement to be executed by their duly authorized officers as of the date first shown above.

Deere Credit, Inc.		FCStone Group, Inc.

By:	/s/ Jack Harris	By:	/s/ Robert V. Johnson
Title:	AFS Adm.	Title:	Exec. V.P. & CFO